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MetLife Investors Distribution Company
1095 Avenue of the Americas
New York, New York 10036

                                         April 10, 2015

VIA EDGAR
---------

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

     Re:  MetLife Insurance Company USA ("Registrant")
          Registered Fixed Account Option
          Form S-3/A - Pre-Effective Amendment No. 1 to the Registration
          Statement
          SEC File No. 333-201856

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as principal underwriter for Registered Fixed Account Option annuity issued by the above-referenced Registrant, hereby requests the acceleration of the effective date of the above-captioned amendment to the Registration Statement on Form S-3/A to May 1, 2015, or as soon thereafter as practicable.

                                          Sincerely,

                                          METLIFE INVESTORS DISTRIBUTION COMPANY

                                          By:    /s/ Donald Leintz
                                                 -------------------------------
                                          Name:  Donald Leintz
                                          Title: Senior Vice President

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MetLife Insurance Company USA
11225 North Community House Road
Charlotte, North Carolina 28277

                                         April 10, 2015

VIA EDGAR
---------

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

     Re:  MetLife Insurance Company USA ("Registrant")
          Registered Fixed Account Option
          Form S-3/A - Pre-Effective Amendment No. 1 to the Registration
          Statement
          SEC File No. 333-201856

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as issuer for the Registered Fixed Account Option annuity, hereby requests the acceleration of the effective date of the above-captioned amendment to the Registration Statement on Form S-3/A to May 1, 2015, or as soon thereafter as practicable.

                                          Sincerely,

                                          METLIFE INSURANCE COMPANY USA

                                          By:    /s/ Elizabeth M. Forget
                                                 -------------------------------
                                          Name:  Elizabeth M. Forget
                                          Title: Senior Vice President